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                                                                     Exhibit 2.3


                               SECOND AMENDMENT TO
                           PURCHASE AND SALE AGREEMENT


         THIS SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (this "Second Amendment") is made as of this 17th day of March, 2004, by and between OXFORD DEVELOPMENT COMPANY/SOUTH SIDE I, L.P., a Pennsylvania limited partnership having its principal place of business at Suite 4500, One Oxford Centre, Pittsburgh, Pennsylvania 15219, or its designees, successors and assigns ("Seller"), and GEN-NET LEASE INCOME TRUST, INC., a Michigan corporation having its principal place of business at 24081 West River Road, 1st Floor, Grosse Ile, Michigan 48138 ("Buyer").

                                   WITNESSETH:

         WHEREAS, Buyer and Seller are parties to that certain Purchase and Sale Agreement dated January 19, 2004 for the sale of certain real property and improvements thereon located in Pittsburgh, Pennsylvania and more specifically identified therein;

         WHEREAS, Seller and Buyer originally amended the abovesaid Purchase and Sale Agreement by letter agreement between the parties dated February 23, 2004 (the said Purchase and Sale Agreement and letter agreement are hereinafter collectively referred to as the "Agreement");

         WHEREAS, Buyer and Seller now desire to further amend the Agreement as hereinafter provided; and

         WHEREAS, all capitalized terms used in this Second Amendment which are not specifically defined herein shall have the meanings provided in the Agreement.


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         NOW THEREFORE, in consideration of the mutual covenants and considerations herein contained, and intending to be legally bound hereby, Buyer and Seller agree and covenant as follows:

         1. The above recitals are incorporated into the body of this Amendment as if fully stated herein.

         2. Section 2.1 of the Agreement is hereby modified by deleting the text of same in its entirety and replacing it with the following:

                  "The purchase price for the Property (the "Purchase Price") shall be Twenty-Seven Million Eight Hundred Thousand and 00/100 Dollars ($27,800,000.00), and shall be payable as follows:

                           (a) Two Hundred Thousand and 00/100 Dollars
                  ($200,000.00) shall be paid into an account with Lawyers Title Insurance Corporation (the "Title Company") acting through its agent, Pittsburgh Settlement Agency, LLC ("PSA"), on or before the date that is five (5) days after the Effective Date (see
                  Section 16.14 hereof) of this Agreement. (The parties hereto acknowledge that said payment has been made.) Such amount shall be held and released by the Title Company in accordance with the provisions of this Agreement and the escrow provisions attached as Exhibit B. Such payments shall be non-refundable, except as expressly set forth herein. Such payment is referred to herein as the "Deposit." The Deposit shall be applied to the Purchase Price at Closing.

                           (b) The balance of the Purchase Price shall be paid
                  in cash or cash equivalent on the Closing Date."


         3. Section 2.2 of the Agreement is hereby deleted in its entirety, given that the parties have agreed to a fixed Purchase Price.

         4. Buyer acknowledges and agrees that it has completed and is satisfied with all "due diligence" investigations of the Property as provided for in the Agreement [including, without limitation, Sections 4.3 and 4.4 (except for Subsequent Defects), and all of Section 6].




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Consequently, Buyer acknowledges and agrees that it has fully and finally waived all rights to terminate the Agreement based upon its due diligence investigations, and that the Deposit is non-refundable to Buyer except in the event of a Seller default as provided in Section 13.2 of the Agreement and except as provided below.

         5. The parties acknowledge and agree that it shall be a condition precedent to Buyer's obligation to purchase the Property from Seller, as contemplated by the Agreement, that Seller and Buyer, diligently working together on a good faith, cooperative basis, obtain all lender, governmental agency and other necessary approvals ("Approvals") to enable Buyer to acquire the Property subject to the S&T Bank mortgage and to assume Seller's post-construction obligations, on a limited recourse basis, under and pursuant to that certain $2,200,000.00 Redevelopment TIF Revenue Note - Oxford Development Company/South Side I, L.P. Project, dated March 30, 2001 from the Urban Redevelopment Authority of Pittsburgh to S&T Bank ("TIF Note") and those related documents which secure the TIF Note (collectively, the "TIF Security Documents"). The parties shall have a period of forty-four (44) days from and after the date of this Second Amendment (i.e. until 5:00 p.m. EST, on Friday, April 30, 2004) to both obtain said Approvals and to reach agreement on the terms of the necessary documentation thereof ("Approval Period"). Buyer shall be responsible for the costs of its own counsel and of S&T Bank's counsel and the URA's counsel in obtaining such Approvals. Should the parties fail to obtain the Approvals and reach agreement on the terms of the related documentation during the Approval Period, Buyer shall have the right to terminate this Agreement by providing written notice thereof to Seller prior to the expiration of the Approval Period. Moreover, notwithstanding the foregoing to the contrary, if the Approvals are timely obtained, but, despite Seller's best efforts, it is unable to secure the release of Seller's principals, Edward J. Lewis, Mark E. Mason and Myrna L. Mason, from their personal guarantees of the TIF Note during the Approval Period, then Seller shall have the right to terminate this Agreement by providing written notice thereof to Buyer prior to the expiration of the Approval Period. Seller shall be responsible for the costs of its own counsel in obtaining the Approvals and of S&T Bank's counsel in obtaining said release from the aforesaid guarantees. In the event that this Agreement is so terminated by either party, the Deposit and all interest earned thereon shall be returned to






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Buyer, and neither party shall have any further liability to the other, except for Buyer's indemnification of Seller as provided in Section 6.1 of the Agreement. If (i) the Approvals and (ii) the release from the aforesaid guarantees are obtained during the Approval Period, Closing shall occur within twenty (20) business days after the latter to occur of (i) and (ii) above. Should Buyer or Seller fail to so provide its respective termination notice during the Approval Period, the abovestated Approvals and guarantee release contingencies shall expire, and the parties shall proceed to the Closing, which shall occur within twenty (20) business days following the expiration of the Approval Period. The provisions of this Paragraph 5 shall supercede any inconsistent provisions in the Agreement.

         6. Except as specifically amended hereby, all other terms and conditions of the Agreement shall continue in full force and effect.


         IN WITNESS WHEREOF, the parties hereby have duly executed this Agreement the day and year first above written.

                               "BUYER"
WITNESS/ATTEST:                GOVERNMENT PROPERTIES TRUST, INC. formerly
                               GEN-NET LEASE INCOME TRUST, INC.


 /s/ Thomas D. Peschio         By: /s/ D. Gary Marron
 ------------------------          ------------------------------
                               Its: Director - Asset Management
                                   ------------------------------


                               "SELLER"
WITNESS/ATTEST:                OXFORD DEVELOPMENT COMPANY/SOUTH
                               SIDE I, L.P.

                               By:  Development Partner, Inc., General Partner

    Richard I. Miller          By:  /s/ David M. Matter
-------------------------           ---------------------------
                               Its: President
                                    ----------------------------